Exhibit 99.1

Net Element Executes Definitive Documentation to Acquire Online Payments Innovator PayOnline

Acquisition expected to be profitable in 2015 and provide important growth catalyst to Net Element business

MIAMI – May 27, 2015 – Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology provider in mobile payments and value-added transactional services announces the execution of definitive documentation to acquire PayOnline, a leader in online transaction processing services and payment technology for up to $8.4 million in total consideration.

The closing payment is $3.6 million cash, which has been paid into escrow and $3.6 million in stock. Additional consideration from earn-out incentives up to $1.282 million in cash and stock based on performance.

Net Element is entitled to the full economic benefit from the acquisition of PayOnline from the effective date of the Acquisition Agreement.

PayOnline processes online payments for over 10 million active consumers and thousands of merchants in the Russian Federation, Europe and Asia.

The 2014 McKinsey Global Payments Map released October 2014, states Russia is the world’s 6th largest payments market, accounting for $50 billion in payments with a rapidly growing online population. Card issuance is growing at 30% per year.

Net Element plans to integrate PayOnline leading payments platform into its existing global payments-as-a-service network to expand its transaction processing offerings.

Upon the closing of the acquisition, the Company will be able to sell its mobile payment services to PayOnline’s merchants who process transactions for 10+ million active Russia, Asia and Europe consumers.

Upon the closing of the acquisition, Net Element global merchants will have access to a broad array of value-added services including card2card transfer, payment split and the highest level of data security (Validated Level 1 PCI DSS Compliance).

Also, because of their direct agreements with European and Russian Federation banks, PayOnline’s thousands of merchants will be able to transact in the U.S. while Net Element’s U.S. merchants will have an ability to transact in Asia, Europe and Russia.

“PayOnline and Net Element’s assets are highly complementary and we can now leverage them to grow revenues by attracting more merchants and consumers to our omni-channel payments platform,” Comments Oleg Firer, CEO. “Well deserved congratulations to all involved in bringing this transaction to a successful signing.”

Additional terms of this acquisition are disclosed in Net Element's Form 8-K filed with the SEC today.

The parties intend to close this acquisition as soon as the customary closing conditions are satisfied.

PayOnline majority shareholder Social Discovery Ventures ("SD Ventures"), who now becomes a Net Element shareholder, and Net Element intend to collaborate on business with SD Ventures’ other portfolio companies including Shocase, Shazam and Anastasia Date.

About Net Element

Net Element (NASDAQ: NETE) is a global payments-as-a-service, technology provider with an integrated mobile and transactional services platform. Its wholly owned subsidiary, TOT Group operates Aptito providing transaction processing and value-added services utilizing a next generation, cloud-based, point of sale payments platform. We also operate TOT Money, a leading mobile payments service provider that has been ranked in the Top 3 mobile payments providers by Beeline, Russia's second largest telecommunications operator and, upon the closing of this acquisition, PayOnline which is a leading online payment solution in Russia today. Further information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, whether the acquisition of PayOnline will be beneficial for the Company, whether PayOnline’s payments platform will be successfully integrated into the Company’s existing network, whether the acquisition will result in the expansion of the Company’s transaction processing offerings or result in cross selling of the Company’s mobile payment services to PayOnline’s merchants and whether Social Discovery Ventures ("SD Ventures") and the Company will collaborate on any other business ventures . These forward-looking statements include additionally, without limitation, whether Net Element can secure any additional financing and if such additional financing will be adequate to meet the Company's objectives. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Net Element Media Contact:
info@netelement.com
(786) 923-0502